As filed with the Securities and Exchange Commission on January 10, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ev3 Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	32-0138874
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

9600 54th Avenue North
Plymouth, Minnesota 55442
(763) 398-7000

(Address of Registrant’s Principal Executive Office) (Zip Code)

Micro Therapeutics, Inc. 1993 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock
Purchase Plan
Micro Therapeutics, Inc. 1996 Stock Incentive Plan, as amended

(Full title of the plan)

L. Cecily Hines
Vice President, Secretary and Chief Legal Officer
ev3 Inc.
9600 54th Avenue North
Plymouth, Minnesota 55442
(763) 398-7000

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies requested to:

Tracy Kimmel, Esq.
King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
(212) 556-2100

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	2,448,218 shares	$9.97	$24,408,733	$2,612

(1)           Based on the number of shares subject to outstanding options under Micro Therapeutics, Inc.’s 1993 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan (the “1993 Plan”) and Micro Therapeutics, Inc.’s 1996 Stock Incentive Plan, as amended (the “1996 Plan” and together with the 1993 Plan, the “Plans”), as of January 6, 2006, divided by a conversion factor to reflect the number of shares of ev3 Inc. (the “Company”) common stock, par value $0.01 per share (“ev3 Common Stock”), for which such options are exercisable pursuant to the Agreement and Plan of Merger, dated as of November 14, 2005, among the Company, Micro Investment, LLC and Micro Therapeutics, Inc. (the “Merger Agreement”).  The maximum number of shares of ev3 Common Stock that may be sold upon the exercise of such options granted under the Plans is subject to adjustment in accordance with certain provisions of the Plans. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), to the extent additional shares of ev3 Common Stock may be issued or issuable as a result of a stock split or other distribution declared at any time by the Board of Directors while this Registration Statement is in effect, this Registration Statement is hereby deemed to cover all such additional shares of ev3 Common Stock.

(2)           Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 on the basis of the weighted average exercise price of the outstanding options under the 1993 Plan and the 1996 Plan as of January 6, 2006, multiplied by a conversion factor to reflect the price at which such options could be exercised to purchase ev3 Common Stock pursuant to the Merger Agreement.

EXPLANATORY NOTE

On November 14, 2005, ev3 Inc. (the “Registrant” or the “Company”), Micro Investment, LLC (“MII”), and Micro Therapeutics, Inc. (“MTI”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which MII merged with and into MTI (the “Merger”).  Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of MTI common stock was converted into the right to receive 0.476289 of a share of common stock of the Company (the “Exchange Ratio”) and each outstanding option to purchase shares of MTI common stock under Micro Therapeutics, Inc.’s 1993 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan (the “1993 Plan”) and Micro Therapeutics, Inc.’s 1996 Stock Incentive Plan, as amended (the “1996 Plan”) were converted into an option to purchase shares of the Company’s common stock on the same terms and conditions (including vesting) as were applicable under such MTI option and the exercise price and number of shares for which each such option is (or will become) exercisable were adjusted based on the Exchange Ratio.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the 1993 Plan and the 1996 Plan, which are being assumed by the Company, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents previously filed by the Company with the Commission are incorporated herein by reference:

(a)     The Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005, as filed with the Commission on August 17, 2005 and November 16, 2005, respectively;

(b)     The Company’s Prospectus, filed with the Commission on June 17, 2005 pursuant to Rule 424(b) under the Securities Act, relating to the Company’s Registration Statement on Form S-1, as amended (File No. 333-123851);

(c)     The Company’s Current Reports on Form 8-K filed with the Commission on June 27, 2005, August 26, 2005, September 27, 2005, October 11, 2005, October 14, 2005, October 18, 2005, November 14, 2005, December 8, 2005, December 30, 2005 and January 6, 2006; and

(d)     The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on June 8, 2005.

In addition, all documents filed with the Commission by the Company (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the time of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the complete copy of the Delaware General Corporation Law (the “DGCL”), the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws and agreements referred to below.

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to some statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (4) for any transaction from which the director derived an improper personal benefit.

The Company’s amended and restated certificate of incorporation provides that it will, and Delaware law permits the Company to, under certain situations, indemnify any of its directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses, including attorney’s fees, incurred by the person in connection with the proceeding if certain statutory standards are met. Any of these persons is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. A proceeding means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of MTI. Reference is made to Section 145 of the DGCL and the Company’s amended and restated certificate of incorporation.

The Company maintains an insurance policy providing for indemnification of its officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions. In addition, the Company’s consulting agreement with Dale A. Spencer, one of MTI’s directors, provides that he will be indemnified to the fullest extent permitted by the DGCL, for any liabilities, costs or expenses arising out of Mr. Spencer’s association with the Company, except to the extent that such liabilities, costs or expenses arise under or are related to Mr. Spencer’s gross negligence or willful misconduct. The Registrant’s change in control agreements with each of Michael E. Cameron, James M. Corbett, Stacy Enxing Seng, Pascal E. R. Girin, Gerald B. Gollinger, L. Cecily Hines, Tamima F. Itani, Gregory Morrison, Craig G. Palmer, Jeffrey J. Peters, Peter Schaubach, Dale A. Spencer and Thomas C. Wilder III provide that, in addition to any other indemnification obligations that the Company may have, if, following a change in control (as defined in such agreements), any of such individuals incurs damages, costs or expenses (including, without limitation, judgments, fines and reasonable attorney’s fees) as a result of such individual’s service to the Company or status as an officer and employee of the Company, such individual will be indemnified by the Company to the fullest extent permitted by law, except to the extent that such damages, costs or expenses arose as a result of such individual’s gross negligence or willful misconduct.

The Company has entered into agreements with its directors, executive officers and certain other employees regarding indemnification. Under these agreements, the Company is required to indemnify them against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of the Company’s directors, officers or employees.  The Company will be obligated to pay these amounts only if the officer, director or employee acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the Company’s best interests. With respect to any criminal proceeding, the Company will be obligated to pay these amounts only if the officer, director or employee had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of ev3 Inc. (incorporated by reference to Exhibit 3.1 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851))
4.2	Amended and Restated Bylaws of ev3 Inc. (incorporated by reference to Exhibit 3.3 to ev3 Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed August 17, 2005)
4.3

Holders Agreement, dated as of August 29, 2003, among the institutional investors listed on Schedule I thereto, Dale A. Spencer, Paul Buckman, the individuals whose names and addresses appear from time to time on Schedule II thereto, the individuals whose names and addresses appear from time to time on Schedule III thereto and ev3 LLC (incorporated by reference to Exhibit 4.2 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851))

4.4

Operating Agreement of ev3 LLC, dated as of August 29, 2003, by and among ev3 LLC, Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other persons party thereto (incorporated by reference to Exhibit 4.3 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851))

4.5

Amendment No. 1 to Operating Agreement of ev3 LLC, dated as of March 1, 2005, by and among ev3 LLC, Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other persons party thereto (incorporated by reference to Exhibit 4.4 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851))

4.6

Registration Rights Agreement, by and among ev3 Inc., Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other investors party thereto (incorporated by reference to Exhibit 4.2 to ev3 Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed August 17, 2005)

4.7

1993 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan (incorporated by reference to Exhibit 10.6 of Micro Therapeutics, Inc.’s Registration Statement on Form SB-2 (File No. 333-17345))

4.8	Micro Therapeutics, Inc. 1996 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 4.1 to Micro Therapeutics, Inc.’s Registration Statement on Form S-8 (File No. 333-126391))
5.1	Opinion of King & Spalding LLP*
23.1	Consent of PricewaterhouseCoopers LLP*
23.2	Consent of Ernst & Young LLP*
23.3	Consent of PricewaterhouseCoopers LLP*
23.4	Consent of King & Spalding LLP (included as part of Exhibit 5.1)
24.1	Power of Attorney (included in signature pages)

*Filed herewith

Item 9.  Undertakings

(a)           The undersigned registrant hereby undertakes as follows:

(1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)   that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Plymouth, State of Minnesota, on January 10,  2006.

EV3 INC.

By:	/s/ James M. Corbett
Name: James M. Corbett
Title: Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James M. Corbett, Patrick D. Spangler and L. Cecily Hines his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, their, or his or her, substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James M. Corbett	Chief Executive Officer, President and	January 10, 2006
James M. Corbett	Director (Principal Executive Officer)

/s/ Patrick D. Spangler	Chief Financial Officer (Principal	January 10, 2006
Patrick D. Spangler	Financial and Accounting Officer)

/s/ Haywood D. Cochrane	Director	January 10, 2006
Haywood D. Cochrane

/s/ Richard B. Emmitt	Director	January 10, 2006
Richard B. Emmitt

/s/ Douglas W. Kohrs	Director	January 10, 2006
Douglas W. Kohrs

/s/ Dale A. Spencer	Director	January 10, 2006
Dale A. Spencer

/s/ Thomas E. Timbie	Director	January 10, 2006
Thomas E. Timbie

/s/ Elizabeth H. Weatherman	Director	January 10, 2006
Elizabeth H. Weatherman

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of ev3 Inc. (incorporated by reference to Exhibit 3.1 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851))
4.2	Amended and Restated Bylaws of ev3 Inc. (incorporated by reference to Exhibit 3.3 to ev3 Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed August 17, 2005)
4.3

Holders Agreement, dated as of August 29, 2003, among the institutional investors listed on Schedule I thereto, Dale A. Spencer, Paul Buckman, the individuals whose names and addresses appear from time to time on Schedule II thereto, the individuals whose names and addresses appear from time to time on Schedule III thereto and ev3 LLC (incorporated by reference to Exhibit 4.2 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851))

4.4

Operating Agreement of ev3 LLC, dated as of August 29, 2003, by and among ev3 LLC, Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other persons party thereto (incorporated by reference to Exhibit 4.3 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851))

4.5

Amendment No. 1 to Operating Agreement of ev3 LLC, dated as of March 1, 2005, by and among ev3 LLC, Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other persons party thereto (incorporated by reference to Exhibit 4.4 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851))

4.6

Registration Rights Agreement, by and among ev3 Inc., Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other investors party thereto (incorporated by reference to Exhibit 4.2 to ev3 Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed August 17, 2005)

4.7

1993 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan (incorporated by reference to Exhibit 10.6 of Micro Therapeutics, Inc.’s Registration Statement on Form SB-2 (File No. 333-17345))

4.8	Micro Therapeutics, Inc. 1996 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 4.1 to Micro Therapeutics, Inc.’s Registration Statement on Form S-8 (File No. 333-126391))
5.1	Opinion of King & Spalding LLP*
23.1	Consent of PricewaterhouseCoopers LLP*
23.2	Consent of Ernst & Young LLP*
23.3	Consent of PricewaterhouseCoopers LLP*
23.4	Consent of King & Spalding LLP (included as part of Exhibit 5.1)

Exhibit No.	Description
24.1	Power of Attorney (included in signature pages)

*Filed herewith